EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our reports dated August 22, 2003 and August 22, 2003 (except for Note 15 as to which the date is August 23, 2004), accompanying the consolidated financial statements of Xponential, Inc., formerly PawnMart, Inc., appearing in the Annual Report of the Company to its stockholders on Form 10-KSB and Form 10-KSB/A, respectively, for the year ended June 30, 2003.  We consent to the incorporation by reference of said reports in the Registration Statements of Xponential, Inc., formerly PawnMart, Inc., on Forms S-8 (File Nos. 333-104575 and 333-104576).

GRANT THORNTON, LLP

Dallas, Texas

August 23, 2004